THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT
     THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT is made as of the            day of November, 2006 by CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, f/k/a CAPITAL FACTORS LLC (“Capital”) and COMMAND CENTER, INC., a Washington corporation with its principal place of business and chief executive office at 3773 W. 5th Avenue, Post Falls, ID 83854 (the “Borrower”).
WITNESSETH
     WHEREAS, Borrower and Capital have entered into a Loan and Security Agreement dated as of April 7, 2006, as amended by the terms of that certain First Amendment to Loan and Security Agreement dated as of July 24, 2006, as further amended by the terms of that certain Second Amendment to Loan and Security Agreement dated as of August 22, 2006 as may have been further amended from time to time (as amended, the “Agreement”); and
     WHEREAS, the Borrower has requested and Capital has agreed to extend the term of the Agreement, and amend certain other provisions of the Agreement; and
     WHEREAS, the parties desire to amend the Agreement as more fully set forth below:
     NOW THEREFORE, it is hereby agreed as follows:
     1. The terms of the Agreement are hereby amended as follows:
          (a) Section 52 of the Agreement is deleted in its entirety, and the following is substituted in its place:
     “52. TERM: This Agreement shall continue in full force and effect for the Term as defined in Exhibit B, paragraph 29 but shall be automatically renewed for consecutive one (1) year terms unless terminated by written notice of either party sixty (60) days prior to the end of the initial Term or any renewal Term, which termination shall be effective on the last day of the initial Term or any renewal Term. In the event of termination by Borrower of this Agreement or repayment in full of the Obligations prior to the expiration of the Term or any renewal Term, Borrower shall pay to Capital, as an early termination fee, an amount equal to the average of all monthly interest and fees paid to Capital during the twelve (12) months prior to termination, multiplied by the number of months remaining until the end of the Term or renewal Term. In the event that payment of the Obligations shall be accelerated for any reason whatsoever by Capital, the prepayment fee in effect as of the date of such acceleration shall be paid and such prepayment fee shall also be added to the outstanding balance of the Obligations in determining the debt for all purposes.”
          (b) Item (a) to Exhibit “A” to the Agreement is deleted in its entirety, and the following is substituted in its place:
     “(a) Interest upon the daily net balance of any advances to Borrower and interest applicable to the charges or to the expenses referred to in this Agreement, shall be charged as of the last day of each month at a rate the greater of six and one-quarter percent (6.25%) per annum or at a rate of interest designated by the Wall Street Journal as the “Prime Rate” plus two and one-half percent (2.5%). The Prime Rate shall mean, at any time, the rate of interest quoted in the Wall Street Journal, Money Rates Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks). In the event that the Wall Street Journal quotes more than one rate, or a range of rates as the Prime Rate, then the Prime Rate shall mean the highest of the quoted rates. In the event that the Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three largest U.S. money center commercial banks, as determined by Capital TempFunds, a division of Capital Business Credit LLC. Notwithstanding the foregoing, interest shall be paid on the greater of $5,000,000.00 or the actual loan balance outstanding, regardless of whether a lesser amount is outstanding hereunder. Any adjustment in Capital’s interest rate, whether downward or upward, will become effective on the first day of the month following the month in which the Prime Rate of interest is reduced or increased. HOWEVER, in no event shall the rate of interest agreed to or charged to Borrower hereunder exceed the maximum rate of interest permitted to be agreed to or charged to Borrower under applicable law.”
          (c) Item 15 to Exhibit “B” to the Agreement is deleted in its entirety and the following is substituted in its place:
     “15. “Periodic Period” as described in Section 27 means: 30 days after each month.”
          (d) Item 17 to Exhibit “B” to the Agreement is deleted in its entirety and the following is substituted in its place:
“17. “Financial Statement” means: (i) at the end of each month internally prepared financial statements certified by Borrower’s management; (ii) at the end of each fiscal year audited financial statements prepared by a Certified Public Accountant acceptable to TEMPFUNDS.”
          (e) Item 21 to Exhibit “B” to the Agreement is deleted in its entirety and the following is substituted in its place:

“21. “Maximum Credit Facility” as referred to in Section 34 means the lesser of: (a) Twelve Million Dollars ($12,000,000.00), or (b) (i) for the period through March 31, 2007, six (6) times the Borrower’s Tangible Net Worth, and (ii) commencing on April 1, 2007 and thereafter, four (4) times the Borrower’s Tangible Net Worth. For the purposes of this Agreement, “Tangible Net Worth” shall mean shareholders equity plus subordinated debt less accounts receivable due from affiliates and intangible assets.”
          (f) Item 26 to Exhibit “B” to the Agreement is deleted in its entirety, and the following is substituted in its place:
“26. “Wire Account” referred to in Section 40 shall mean:
Wachovia National Bank
CHARLOTTE, NC 28256-3970
For the account of Capital TempFunds,
a division of Capital Business Credit LLC
Account #200015252540
ABA#053207766
For Further Credit (COMMAND CENTER, INC.)
For proper credit, please be sure your
customers indicate their name and invoice
numbers being paid by in the text of the wire. ”
          (g) Item 27 to Exhibit “B” to the Agreement is deleted in its entirety, and the following is substituted in its place:
“27. “Field Examination Expenses” as referred to in Section 41 means: Out of pocket expenses including, but not limited to, transportation, hotel, parking, and meals plus $850 per Capital’s representative per day for each day of the field examination including preparation of the field examination report.”
          (h) Item 29 to Exhibit “B” to the Agreement is deleted in its entirety, and the following is substituted in its place:
“29. “Term” as referred to in Section 52 means: April 7, 2009.”
          (i) Item 32 to Exhibit “B” of the Agreement is deleted in its entirety, and the following is substituted in its place:

     “32. The Borrower shall at all times comply with the following financial covenants:
a.	Borrower to maintain a Working Capital ratio of not less than 1:1. “Working Capital Ratio” for the purposes of this Agreement shall mean the ratio of current assets to current liabilities, as determined in accordance with generally accepted accounting principals, consistently applied (“GAAP”).

b.	Borrower to at all times maintain a positive Cash Flow. “Cash Flow” for the purposes of this Agreement shall mean net income plus depreciation and amortization, less distributions, dividends, employee or shareholder loans, unfinanced capital expenditures and principal payments on debt. In the event that Cash Flow is negative, Borrower may cure such default by raising additional paid-in-capital or subordinated debt, or selling additional shares of stock of Borrower, so long as such actions do not create an event of Default hereunder.

c.	Borrower shall maintain a minimum Tangible Net Worth of: (i) $2,000,000.00 of the period from September 30, 2006 through March 31, 2007, and (ii) $3,500,000.00 thereafter measured on a quarterly basis.

d.	Borrower shall maintain a rolling twelve (12) month EBITDA based on the prior twelve (12) months as determined in accordance with GAAP, of no less than 75% of the projected EBITDA pursuant to the projections attached as Exhibit “E”. “EBITDA” for the purposes of this Agreement shall mean earning of the Borrower before interest, taxes, depreciation and amortization.”
          (j) Exhibit “C” to the Agreement is deleted in its entirety, and Exhibit “C” attached hereto and made a part hereof is substituted in its place.
          (k) By the addition of Exhibit “E” attached hereto.
          (l) All references to “Capital Factors LLC” shall be changed to “Capital Business Credit LLC.”
     2. The Fidelity Guarantor, Glenn Welstad (“Guarantor”), by signing below, consents to the terms of this Third Amendatory Agreement to Loan and Security Agreement, reaffirm the terms of his Performance Guaranty dated as of April 3, 2006 (the “Guaranty”), and confirms that the Guaranty is in full force and effect and binding upon them without any defenses, setoffs or counterclaims of any kind whatsoever.
     3. Except as above amended, the Agreement remain in full force and effect and binding upon the Borrower without any defenses, setoffs or counterclaims of any kind whatsoever.
     4. To induce Capital to enter into this Amendment, Borrower and Guarantor (a)

acknowledge and agree that no right of offset, defense, counterclaim, claim or objection exists in favor of Borrower and/or Guarantor against Capital arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor, and (b) release, acquit, remise and forever discharge Capital and its affiliates and all of their past, present and future officers, directors, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity and whether known or unknown, which Borrower and Guarantor may have by reason of any manner, cause or things to and including the date of this Amendment with respect to matters arising out of or with respect to the Loan Agreement, the other Loan Documents, the Guaranty, the Obligations, or any other arrangement or relationship between Capital and Borrower and/or Guarantor.
     5. Upon execution of this Third Amendment to Loan and Security Agreement, Borrower shall pay to Capital a $40,000.00 increase fee which will be fully earned at that time.
     6. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the parties have set their hands and seals as of the date above written.

WITNESSES	BORROWER: COMMAND CENTER, INC., a Washington corporation
/s/ Brad E. Herr

	By:	/s/ Glenn Welstad
Glenn Welstad
/s/ Jim Meyers		Its President
Duly Authorized

CAPITAL:
/s/ Nancy M. Watson	CAPITAL TEMPFUNDS,
a division of CAPITAL BUSINESS CREDIT LLC,
a Delaware limited liability company
/s/ Mary E. Rusberg	By:	/s/ Michael J. Sullivan
		Print Name:	Michael J. Sullivan
		Title:	Exec. Vice Pres.

GUARANTOR:
/s/ Brad E. Herr	/s/ Glenn Welstad
/s/ Jim Meyers	Glenn Welstad

STATE OF N.C.	}
	}	SS:
COUNTY OF Mecklenburg	}
AFFIDAVIT OF OUT-OF-STATE EXECUTION AND ACCEPTANCE
BEFORE ME, the undersigned authority, personally appeared the undersigned Michael J. Sullivan (the “Affiant”), who being first duly sworn upon oath, deposes and says that:
1.	The Affiant is a E.V.P. of CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company (“TempFunds”), and the Affiant is duly authorized to and does make this affidavit in said capacity on behalf of TempFunds,

2.	That on the 29 day of November, 2006, In accepted delivery of that certain Third Amendment to Loan and Security Agreement of even date herewith (the “Agreement”), which Agreement is between COMMAND CENTER, INC., a Washington corporation, as borrower and CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC, a Delaware limited liability company, as lender

3.	That I executed the Agreement on behalf of TempFunds in the City of Charlotte, State of n.c.

FURTHER AFFIANT SAYETH NAUGHT
/s/ Michael J. Sullivan
Michael J. Sullivan
Title:	Exec. Vice Pres.

     SWORN TO AND SUBSCRIBED before me this 29 day of November, 2006 by Michael J. Sullivan, who personally appeared before me, and who ☑ is personally known to me or ☐ has produced                                            , as identification.

/s/ Nancy M. Watson
Notary Public State of N.C.
Print Name NANCY M. WATSON My Commission Expires: June 23, 2011 [NOTARY SEAL]

EXHIBIT “C”
[Letterhead of Borrower]
_______, 200_
CAPITAL TEMPFUNDS,
a division of CAPITAL BUSINESS CREDIT LLC
1799 W. Oakland Park Blvd
Ft Lauderdale, Florida 33134
     The undersigned, the                                            of COMMAND CENTER, INC., a Washington corporation (“Borrower”), gives this certificate to CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC (“Lender”) in accordance with the requirements of that certain Loan and Security Agreement dated as of April 7, 2006, between Borrower and Lender (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
     No Event of Default exists on the date hereof, other than: _________ [none, so state].
          Borrower’s Working Capital ratio for the period ending _________ is equal to                  :1.
          Borrower’s Tangible Net Worth for the period ending _________ is $_________.
          Borrower’s Cash Flow for the period ending _________ is $ _________.
     As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Yours truly,

Name/title

Exhibit “E”
Command Center, Inc.
Pro Forma Financial Statements
Statement of Operations

	Actual		Forecast - 2006		Total
	Q 3-31-06	Q 6-30-06	9/30/06	12/31/06	2006
	(*)	(**)
Revenues	$455,000	$17,674,000	$26,972,000	$22,315,000	$67,416,000
No of stores	2	58	72	78	80

Cost of sales	7,000	12,937.000	19,690,000	16,245,000	48,879,000
Percent of Sales		73.2%	73.0%	72.8%	72.5%

Gross Margin	448,000	4,737,000	7,282.000	6,070,000	18,537,000
Percent of Sales		26.8%	27.0%	27.2%	27.5%

Store Staff	32,000	1,732,000	2,427,000	2,120,000	6,311,000
Percent of Sales		9.8%	9.0%	9.5%	9.4%

Store Costs	54,000	1,626,000	2,427,000	2,187,000	6,294,000
Percent of Sales		9.2%	9.0%	9.8%	9.3%

Store Contribution	362,000	1,379,000	2,428,000	1,763,000	5,932,000
Percent of Sales		8%	9%	6%	9%

Admin Costs
Salaries	412,000	1,273,000	1,349,000	1,227,000	4,261,000
Percent of Sales		7.2%	5.0%	5.5%	5.5%

Operating Expense	622,000	1,290,000	701,000	669,000	3,282,000
Percent of Sales		7.3%	2.6%	3.0%	3.0%

NIBT	$(672,000)	$(1,184,000)	$378,000	$(133,000)	$(1,611,000)

Cash Flow Adjustments-
Add-Depr/Amort			25,000	25,000
Add-Sale of Stock			150,000	300,000
Add-Collection receivable from affiliates			225,000	100,000
Deduct-Payment on advances			(100,000)	(400,000)

Net Cash Flow Adjustments			$300,000	$25,000

(*)	Includes temp labor sales of $15,000, franchise fee income of $413,000 and investment income of $27,000

(**)	Includes legal and other costs of completing the store acquisitions of approx $400,000, included in operating expense
These forecasts contain forward-looking assumptions related to our expectations for future events and future financial performance. Forward — looking statements involve risks and uncertainities and future event and circumstances could differ significantly from those anticipated in these forecasts. These forecasts are only predictions and actual events or results could differ significantly from those anticipated in these forecasts. Moreover, we assume no responsibility for the accuracy or completeness of these forecasts and undertake no duty to update the statements to actual results or to changes in our expectations.

Exhibit “E”
Command Center, Inc.
Pro Forma Financial Statements
Statement of Operations

	Forecast - 2007				Total
	3/31/07	6/30/07	9/30/07	12/31/07	2007
Revenues	$22,394,000	$33,197,000	$39,378,000	$35,808,000	$130,777,000
No of stores	80	110	120	120	120

Cost of sales	16,191,000	23,736,000	27,565,000	24,708,000	92,200,000
Percent of Sales	72.3%	71.5%	70.0%	69.0%	70.5%

Gross Margin	6,203,000	9,461,000	11,813,000	11,100,000	38,577,000
Percent of Sales	27.7%	28.5%	30.0%	31.0%	29.5%

Store Staff	2,262,000	3,253,000	3,426,000	3,079,000	12,020,000
Percent of Sales	10.1%	9.8%	8.7%	8.6%	9.2%

Store Costs	2,195,000	3,021,000	3,466,000	3,151,000	11,832,000
Percent of Sales	9.8%	9.1%	8.8%	8.8%	9.0%

Store Contribution	1,746,000	3,187,000	4,922,000	4,870,000	14,725,000
Percent of Sales	7.8%	9.6%	12.5%	13.6%	11.3%

Admin Costs
Salaries	1,120,000	1,461,000	1,654,000	1,647,000	5,882,000
Percent of Sales	5.0%	4.4%	4.2%	4.6%	4.5%

Operating Expense	672,000	996,000	1,142,000	1,110,000	3,920,000
Percent of Sales	3.0%	3.0%	2.8%	3.1%	3.0%

NIBT	$(46,000)	$730,000	$2,126,000	$2,113,000	$4,923,000

Cash Flow Adjustments-
Add-Depr/Amort	$25,000	$25,000	$25,000	$25,000
Private offering (1)	10,000,000
Deduct-New store equip	(783,750)	(470,250)
Deduct-Pmt on Advances	(400,000)

Net Cash Flow Adj-	$8,841,250		$25,000	$25,000

(1)	Private offering to provide funding for new store expansion and potential acquisitions not yet identified

These forecasts contain forward-looking assumptions related to our expectations for future events and future financial performance. Forward-looking statements involve risks and uncertainties and future events and circumstances could differ significantly from those anticipated in these forecasts. These forecasts are only predictions and actual events or results could differ significantly from those anticipated in these forecasts. Moreover, we assume no responsibility for the accuracy or completeness of these forecasts and undertake no duty to update the statements to conform to actual results or to changes in our expectations.

SECRETARY’S CERTIFICATE
RESOLVED, that President, any of the Vice Presidents, the Secretary, the Treasurer, the Chief Financial Officer and each other officer and each agent of this corporation, or any one or more of them, be and they are hereby authorized and empowered on behalf of this corporation: to obtain from CAPITAL TEMPFUNDS, a division of CAPITAL BUSINESS CREDIT LLC (hereinafter referred to as the “Lender”) loans and advances in such amounts and on such terms and conditions as such officer or agent deems proper; to execute notes and other evidences of this corporation’s indebtedness with respect thereto; to guaranty the obligations of third parties; to enter into the Third Amendment to Loan and Security Agreement and all other financing and other agreements with the Lender relating to the terms and conditions upon which any such loans and advances may be obtained and to the collateral security to be furnished by this corporation therefore; from time to time to modify, supplement or amend any such agreements, any such terms or conditions and any such collateral security; from time to time to pledge, assign, guaranty, mortgage, consign, grant security interests in and otherwise transfer to the Lender as collateral security for any and all debts and obligations of this corporation to the Lender, whenever and however arising, any and all accounts and other forms of obligations receivable, choses in action, merchandise inventories, warehouse receipts, machinery, equipment, land, buildings and other real, personal or mixed property now or hereafter belonging to or acquired by this corporation; for said purposes to execute and deliver any and all assignments, schedules, transfers, endorsements, contracts, guarantees, agreements, designations, consignments, deeds of trust, mortgages, instruments of pledge or other instruments in respect thereof and to make remittances and payments in respect thereof by checks, drafts or otherwise; and to do and perform all other acts and things deemed by such officer or agent necessary, convenient or proper to carry out any of the foregoing; hereby ratifying, approving and confirming all that any said officers or agents have done or may do in the premises.
I, Brad E. Herr, do hereby certify that I am the Secretary of COMMAND CENTER, INC., a corporation organized and existing under and by virtue of the laws of the State of Washington; that I am the keeper of the corporate records and the seal of said corporation; that the foregoing is a true and correct copy of a resolution duly adopted and ratified at a special meeting of the Board of Directors of said corporation duly convened and held in accordance with its bylaws and the laws of said State at the office of said corporation or by consent in accordance with its bylaws and the laws of said state, on or before the day of the execution of the Loan and Security Agreement, as taken and transcribed by me from the minutes of said meeting and compared by me with the original of said resolution recorded in said minutes, and that the same has not in any way been modified, repealed or rescinded but is in full force and effect; that the within and foregoing agreement is one of the agreements referred to in said resolution and was duly executed pursuant thereto. I do further certify that the following are the names and specimen signatures of the officers and agents of said corporation, so empowered and authorized, namely (may be signed in more than one counterpart, which together will form one original document):

Chief Executive Officer and President	Glenn Welstad	/s/ Glenn Welstad

	(Print Name)	(Signature)

Chief Financial Officer and Treasurer	C. Eugene Olsen	/s/ C. Eugene Olsen

	(Print Name)	(Signature)

Chief Operating Officer	Tom Gilbert	/s/ Tom Gilbert

	(Print Name)	(Signature)

Secretary	Brad E. Herr	/s/ Brad E. Herr

	(Print Name)	(Signature)
Witness my hand and the seal of said corporation, this 15th day of November, 2006.
[SEAL]

/s/ Brad E. Herr
Brad E. Herr, Secretary